Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated May 16, 2007)	Registration No. 333-143033

SBA Communications Corporation

$350,000,000 0.375% Convertible Senior Notes due 2010

10,429,720 shares of Class A Common Stock

This prospectus supplement no. 2 supplements the prospectus dated May 16, 2007, as supplemented by prospectus supplement no. 1 dated May 31, 2007, relating to the resale by certain selling securityholders of our 0.375% Convertible Senior Notes due 2010 and the shares of our Class A common stock issuable upon conversion of the notes.

You should read this prospectus supplement no. 2 in conjunction with the prospectus and prospectus supplement no. 1. This prospectus supplement no. 2 is qualified by reference to the prospectus and prospectus supplement no. 1, except to the extent that the information in this prospectus supplement no. 2 supersedes or supplements the information contained in the prospectus and prospectus supplement no. 1.

Investing in the notes and our Class A common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement no. 2. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is June 18, 2007.

SELLING SECURITYHOLDERS

The information in the prospectus and prospectus supplement no. 1 in the table under the caption “Selling Securityholders” is amended by:

•

replacing the information included in the prospectus and prospectus supplement no. 1 regarding the selling securityholders identified in the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the table; and

•	adding the information identified in the “Additional Selling Securityholders” table below regarding certain selling securityholders.

The information set forth below is based solely on information provided, on or before June 18, 2007, by or on behalf of the selling securityholders with respect to the beneficial ownership, voting and dispositive control of the notes and Class A common stock issuable upon conversion of the notes. Information concerning the selling securityholders may change from time to time. The selling securityholders may offer all, some or none of the notes or Class A common stock into which the notes are convertible under the prospectus (as amended and supplemented hereby). Because the selling securityholders may offer all or some portion of the notes or the Class A common stock, no estimate can be given as to the amount of the notes or the Class A common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us the information regarding their notes.

Revised Information Regarding Selling Securityholders

Name	Principal Amount of Notes Beneficially Owned And Offered (1)	Class A Common Stock Beneficially Owned (2) (3)	Class A Common Stock Offered (1) (3)	Principal Amount of Notes and Shares of Class A Common Stock Beneficially Owned After Completion of the Offering(1)
				Number	Percent
Citigroup Global Markets Inc. (4)(5)	6,270,000	186,840	186,840	0	*
Lehman Brothers Inc. (4)(6)	8,000,000	238,393	238,393	0	*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund (7)	1,395,000	41,569	41,569	0	*
Quattro Fund Ltd. (8)	12,865,000	383,366	383,366	0	*
Quattro Multistrategy Masterfund LP (9)	1,240,000	36,951	36,951	0	*

Additional Selling Securityholders

Name	Principal Amount of Notes Beneficially Owned And Offered (1)	Class A Common Stock Beneficially Owned (2) (3)	Class A Common Stock Offered (1) (3)	Principal Amount of Notes and Shares of Class A Common Stock Beneficially Owned After Completion of the Offering(1)
				Number	Percent
AIP Convertible Arbitrage Fund of a Series of Underlying Fund Trust	1,000,000	29,799	29,799	0	*
Canyon Balanced Equity Master Fund, Ltd. (10)(11)	946,000	28,190	28,190	0	*
Canyon Value Realization Fund, L.P. (10)(12)	4,828,000	143,870	143,870	0	*
Canyon Value Realization MAC 18, Ltd. (10)(13)	653,000	19,458	19,458	0	*
Greywolf Capital Overseas Fund	8,610,570	256,588	256,588	0	*
Greywolf Capital Partners II LP (14)	3,389,430	101,002	101,002	0	*
Institutional Benchmarks Series Limited acting solely in respect of Centaur Series (10)(15)	186,000	5,542	5,542	0	*

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Lyxor/Canyon Value Realization Fund Ltd. (10)(16)	477,500	14,229	14,229	0	*
The Canyon Value Realization Fund (Cayman) Ltd. (10)(17)	13,659,500	407,042	407,042	0	*
Thomas Weisel Partners, LLC. (4)	1,000,000	29,799	29,799	0	*

*	Less than one percent.

Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(1)	Assumes offer and sale of all notes and shares of Class A common stock issuable upon conversion of the notes, although selling securityholders are not obligated to sell any notes or shares of Class A common stock.
(2)	In addition to shares of Class A common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of Class A common stock identified to us by the selling securityholder as owned by it.
(3)	The number of shares of Class A common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder is at the initial conversion rate of 29.7992 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described in the prospectus under “Description of Notes —Conversion Rights.” As a result, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.
(4)	The selling securityholder is a broker-dealer.
(5)	Citigroup Global Markets Inc. was a joint book-running manager and initial purchaser of the notes in the private placement offering. Citigroup Inc. is Citigroup Global Markets Inc.’s controlling shareholder.
(6)	Lehman Brothers Inc. was a joint book-running manager and an initial purchaser of the notes in the private placement offering.
(7)	Marc Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley exercise voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund.
(8)	Andrew Kaplan, Brian Swain and Louis Napoli exercise voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by Quattro Fund Ltd.
(9)	Andrew Kaplan, Brian Swain and Louis Napoli exercise voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by Quattro Multistrategy Masterfund LP.
(10)	The selling securityholder is an affiliate of a broker-dealer.
(11)	Canyon Capital Advisors LLC is the investment advisor and is therefore the controlling entity with voting and investment power over the notes and Class A common stock issuable upon conversion of the notes held by Canyon Balanced Equity Master Fund, Ltd, a Cayman Islands Exempted company. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.
(12)	Canpartners Investments III, L.P. is the general partner of Canyon Value Realization Fund, L.P. and Canyon Capital Advisors LLC is the general partner of Canpartners Investments III, L.P. Canyon Capital Advisors LLC is the investment advisor of Canyon Value Realization Fund, L.P. and is therefore the controlling entity with voting and investment power over the notes and Class A common stock issuable upon conversion of the notes held by Canyon Value Realization Fund, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.
(13)	RMF Managed Accounts Limited is the parent company of Canyon Value Realization MAC 18, Ltd. Canyon Capital Advisors LLC is the investment advisor and is therefore the controlling entity with voting and investment power over the notes and Class A common stock issuable upon conversion of the notes held by Canyon Value Realization MAC 18, Ltd, a Cayman Islands limited liability company. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.
(14)	Greywolf Advisors LLC is the general partner of Greywolf Capital Partners II LP.
(15)	Canyon Capital Advisors LLC is the investment advisor and is therefore the controlling entity with voting and investment power over the notes and Class A common stock issuable upon conversion of the notes held by Institutional Benchmarks Master Fund Ltd., a Bermuda Exempted company. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.
(16)	Canyon Capital Advisors LLC is the investment advisor and is therefore the controlling entity with voting and investment power over the notes and Class A common stock issuable upon conversion of the notes held by Lyxor/Canyon Value Realization Fund Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.
(17)	Canyon Capital Advisors LLC is the investment advisor and therefore the controlling entity with voting power over the notes and Class A common stock issuable upon conversion of the notes held by The Canyon Value Realization Fund (Cayman) Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us, our predecessors or affiliates, within the past three years. Citigroup, Lehman Brothers and their affiliates have in the past and may in the future provide financial advisory and other services to us and our affiliates.

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